Exhibit 99.2

EPIX Contact Information

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

Phone (617) 250-6012

FOR IMMEDIATE RELEASE

NOVEMBER 10, 2003

EPIX ANNOUNCES MANAGEMENT CHANGE

CAMBRIDGE, Mass. - November 10, 2003—EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), is announcing the departure of Stephen C. Knight, M.D., EPIX’ President and Chief Operating Officer since November 1999.

Dr. Knight is leaving the Company to become President of Fidelity Biosciences Group, a unit of Fidelity Investments, overseeing Fidelity’s private equity investing in biotechnology interests.  He will remain with EPIX through the submission of the Company’s NDA submission for MS-325. Michael D. Webb, CEO of EPIX will assume the title of President in addition to his other duties.

“We wish Steve success in his new career.  He has made a tremendous contribution to the success of EPIX, especially the late-stage development of MS-325,” commented Webb.  “We appreciate his willingness to provide a smooth transition as we submit the NDA this year.  Steve has helped build a team that is well-configured to take the next steps in the development and commercialization of MS-325.”

“I believe that MS-325 will be a breakthrough in the field of MRI, providing patients and doctors with a new means for non-invasive vascular imaging,” stated Dr. Knight.  “The team at EPIX has been a great source of motivation and I am extremely proud of our accomplishments over the last seven years. I am enthusiastic about the successful commercialization of MS-325 and the ability of EPIX to build on its leadership position in targeted imaging agents.”

EPIX Medical, based in Cambridge, MA, is a specialty pharmaceutical company and a leading developer of targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography as a diagnostic tool for vascular imaging. On the strength of our successful MS-325 Phase III clinical trials, the Company plans to submit a New Drug Application (NDA) to the FDA in 2003. Schering AG, the market leader in MRI contrast agent sales, is the sales and marketing partner for MS-325. EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

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